Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 26, 2024, with respect to the consolidated financial statements of Smith & Nephew plc and its subsidiaries (the “Group”), and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

London, United Kingdom

15 August 2024